EX-99.8.r.

EATON VANCE VARIABLE TRUST
SHAREHOLDER SERVICING AGREEMENT

     This SHAREHOLDER SERVICE AGREEMENT is being entered into as of the 1st day of August, 2012 between EATON VANCE VARIABLE TRUST (the "Trust"), in respect of the Shares of its Portfolios set forth on Schedule A hereto, and Allianz Life Insurance Company of New York (the "Service Organization"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1.   Pursuant to the terms of this Agreement, the Service Organization, itself, or through other financial institutions or other intermediaries, will provide contractholder support services (including personal services and the maintenance of contractholder accounts) to the Trust and the holders of the Shares of its Portfolios set forth on Schedule A hereto. These services shall include, but are not limited to, the following functions: (i) aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with the Trust’s transfer agent; (ii) providing contractholders with a service that invests the assets of their accounts pursuant to specific or pre-authorized instructions; (iii) processing dividend payments; (iv) providing information periodically to contractholders showing their units and unit values that correspond to the shares of the underlying portfolio; (v) arranging for bank wires; (vi) responding to contractholder inquiries relating to the services performed by it; (vii) providing subaccounting with respect to Shares or the information to the Trust necessary for subaccounting; (viii) if required by law, forwarding contractholder communications from the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); (ix) providing office space, equipment, telephone facilities and various personnel, including clerical, supervisory and computer personnel, as necessary or beneficial to establish and maintain contractholder accounts and records; and (x) providing such other similar services as the Trust may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

     2.   To compensate the Service Organization for the services it provides and the expenses it bears hereunder, the Trust will, on behalf of each Portfolio listed on Schedule A, pay the Service Organization a service fee (the "Service Fee") accrued daily and paid promptly after the last day of each calendar month, at the applicable annual rate set forth on Schedule A of the average daily net assets of the Shares of such Portfolios listed on such Schedule A (computed in the manner specified in the Trust's registration statement, as the same is in effect from time to time, in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions). The Service Fee paid under this Agreement is intended to qualify as a "service fee" as defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time. The Service Organization may retain such other financial institutions or other intermediaries as it deems necessary to aid it in the provision of the contractholder support services required to be provided hereunder, and in connection with any such retention may compensate such financial institutions or other intermediaries as it deems appropriate. In no event, however, will the Trust have any liability for payment of the Service Fee to any person other than the Service Organization.

     If this Agreement is terminated as of any date not the last day of a calendar month, then the fee payable to the Service Organization shall be paid promptly after such date of termination.

     3.   This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year until terminated.  This Agreement is terminable, without penalty, at any time by the Trust (which termination may be by a vote of a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Agreement (the "Disinterested Trustees") or by the Service Organization upon notice to the Trust.

     4.   Notwithstanding paragraph 3, this Agreement may be terminated at any time, without the payment of any penalty, by the Service Organization, on the one hand, or by the vote of a majority of the Disinterested Trustees, on the other, on not more than thirty (30) days written notice.

     5.   Any agreement entered into pursuant to this Agreement shall be in writing and shall be subject to termination as provided in Section 4.

     6.   This Agreement may be amended at any time (including for the purpose of making modifications to Schedule A hereto) by a written instrument executed by the Service Organization and the Trust.

     7.   This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and is non-assignable by the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.

                                                                                   EATON VANCE VARIABLE TRUST

                                                                      By:
                                                                      -----------------------------------------------
                                                                      Name:
  Title:

                                                                                  ALLIANZ LIFE INSURANCE COMPANY OF
NEW YORK

                                                                                   By:
                                                                    /s/ Brian Muench
                                                                      Name:              Brian Muench
                                                                      Title:              Vice President, Investments
Dated August 1, 2012

SCHEDULE A

ANNUAL RATE

Eaton Vance VT Floating Rate Income Fund                                                                                               0.25%